March 22, 2002



Liberty All-Star Equity Fund
One Financial Center
Boston, MA  02111

RE: INFORMATION AGENT

The following sets forth the agreement (the "Agreement") between Liberty All-Star Equity Fund (the "Client"), and Georgeson Shareholder - New Jersey ("GS"), a Delaware corporation. In accordance with the terms and conditions of the Agreement, the Client hereby agrees to retain GS to perform certain services as set forth below ("Services"). The terms and conditions are as follows:

                                            RETAINER AGREEMENT
                                           TERMS AND CONDITIONS

THIS AGREEMENT is entered into as of this 22nd day of March 2002, between GS, and the Client, (collectively, the "Parties").

NOW THEREFORE, the Parties hereto mutually agree and covenant as follows:

    I.              SERVICES AND FEES
                    -----------------

                    A.   INFORMATION AGENT

                    Service. In connection with the Client's upcoming Rights Offering to Common shareholders of Liberty All-Star Equity Fund, GS will perform the following:

                    i. conduct a broker/nominee inquiry to ascertain the number of beneficial owners serviced by each bank and broker reorganization department;
                   ii.   distribute the  applicable  offering  documents  to
                         each institution's reorganization   department   and
                         forward   additional materials  as  requested;
                  iii.   print   documents  as requested;
                   iv.   set-up a dedicated  toll-free number to respond   to
                         inquiries;    provide    assistance   to shareholders
                         and monitor the response to the offer;

Georgeson Shareholder - New Jersey
Retainer Agreement
Liberty All-Star Equity Fund
March 22, 2002
Page 2

               v. enclose and mail the offering documents to interested shareholders; and
               vi. provide periodic reports to the Client as to the results of the telephone campaign and the status of the direct purchase campaign.

               For an additional fee, GS will, if requested by the Client, proactively contact registered shareholders and/or non-objecting beneficial holders ("NOBOs") to help promote a high level of participation in the offer.

               Fee. In consideration of the Information Agent Services to be performed, the Client shall pay GS a base fee of Five Thousand Five Hundred Dollars ($5,500). In addition to the base fee, a $5.00 per telephone call fee will be charged for every inbound telephone call received with regards to the Client's offer. The base fee shall be paid simultaneously with the execution of this Agreement.

               Should the Client decide, to extended its offering expiration date from its original expiration date, GS will charge an extension base fee of Two Thousand Seven Hundred Fifty Dollars (2,750) for every fifteen (15) day extension past the original expiration date. If the extension is less than fifteen (15) days there will be no additional charge.

               The additional fee for contacting NOBOs and registered shareholders, if requested, will include a unit fee of $5.00 per shareholder contacted, a $300 set-up fee and out-of-pocket expenses related to telephone number lookups and line charges associated with unanswered calls.

               The Client will reimburse GS for all reasonable out-of-pocket disbursements which may include postage, telephone and courier charges, data transmissions and other expenses approved by the Client.

    II.        GENERAL TERMS & CONDITIONS
               --------------------------

               A.   TERM/TERMINATION
               1. Unless otherwise provided elsewhere herein, this Agreement shall commence on the date as stated herein and shall continue until GS has completed the Services required of it hereunder. GS may terminate this Agreement in the event of default by the Client. Default shall include the Client's failure to pay any amount within thirty (30) days after invoice for said amount is delivered to the Client; if the Client defaults in the performance of any representation, warranty or obligation of the Client set forth herein and such default continues, uncured, for a period of twenty (20) days after delivery of written notice of such default by GS to the Client.

               2. The undersigned Client may terminate this Agreement at any time by providing GS with a seven (7) day advance written notice. The Client shall be responsible for any fees to be paid to GS for any work already completed on behalf of the Client on a pro rata basis. Accordingly, GS will refund all advance monies paid to it by the Client on a pro rata basis. GS shall make the sole determination as to the amount of work already completed on behalf of the Client.

Georgeson Shareholder - New Jersey
Retainer Agreement
Liberty All-Star Equity Fund
March 22, 2002
Page 3

           B.  REPRESENTATIONS AND WARRANTIES
               1. The Client represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the execution, delivery and performance of all transactions contemplated thereby have been duly authorized by all necessary action and will not result in a breach of or constitute a default under the Declaration of Trust or the operating agreement of the Client or any indenture, agreement, or instrument to which it is a party or by which it is bound, and (c) this Agreement has been duly executed and received by the Client and constitutes a legal, valid and binding obligation of the Client.

               2. GS represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the execution, delivery and performance of all transactions contemplated thereby have been duly authorized by all necessary action and will not result in a breach of or constitute a default under the articles of organization or the operating agreement of GS or any indenture, agreement, or instrument to which it is a party or by which it is bound, and (c) this Agreement has been duly executed and received by GS and constitutes a legal, valid and binding obligation of GS.

           C.  CONFIDENTIAL INFORMATION
               GS agrees to preserve the confidentiality of (i) all material non-public information provided by the Client or its agents for GS's use in fulfilling its obligations hereunder and (ii) any information developed by GS based upon such material non-public information (collectively, "Confidential Information"). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public in accordance with law other than as a result of a disclosure by GS or any of its officers, directors, employees, agents or affiliates; (x) was available to GS on a non-confidential basis and in accordance with law prior to its disclosure to GS by the Client; (y) becomes available to GS on a non-confidential basis and in accordance with law from a person other than the Client or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Client or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by GS based on information described in clauses (w), (x) or (y) of this paragraph. The Client agrees that all reports, documents and other work product provided to the Client by GS pursuant to the terms of this Agreement are for the exclusive use of the Client and may not be disclosed to any other person or entity without the prior written consent of GS. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

Georgeson Shareholder - New Jersey
Retainer Agreement
Liberty All-Star Equity Fund
March 22, 2002
Page 4

               GS shall not disclose or use any nonpublic personal information ( as the term defined in SEC Regulations S-P promulgated under Title V of the Gramm-Leach- Bliley Act of 1999) relating to the customers of the Client and/or its affiliates ( "Client Information") except as may be necessary to carry out the purposes of this Agreement, including use under 248.14 (the processing and servicing exception) or 248.15 ( the miscellaneous exception ) of Regulation S-P in the ordinary course of business to carry out the purposes. GS shall use the best efforts to safeguard and maintain the confidentially of such Client Information, and to limit access to and usage of such Client Information to those employees, officers, agents and representatives of GS who have a need to know the information or as necessary to provide products or services under this agreement. The obligations contained in this paragraph shall survive the termination of this agreement.

          D.   INDEMNIFICATION
               The Client hereby covenants and agrees to indemnify and hold GS and its officers, directors and employees harmless from and against any and all losses, claims, causes of action, damages, liabilities, costs and expenses, including reasonable attorneys fees ("Indemnified Loss") incurred by any or all of the foregoing parties arising from or relating, directly or indirectly, to: (i) a breach by the Client of the terms of this Agreement, or (ii) the Services provided by GS to the Client under this Agreement, except to the extent that any such Indemnified Loss is the result of the negligence, gross negligence or willful misconduct of any GS officer or employee. Without in any way limiting the foregoing, the Client hereby agrees to pay any and all costs and expenses including, but not limited to: attorneys' fees for court appearance necessary or appropriate for GS to enforce, interpret or defend this Agreement, defend or respond to any proceeding investigation or governmental inquiry or action at law or in equity arising out of, relating to, or in connection with the Services provided by GS to the Client under this Agreement; or respond to any subpoena of GS's records as they relate to the Client and/or the Services provided by GS hereunder. Reimbursement will be made to the indemnified persons at the time as such loss, cost or expense is incurred. GS hereby agrees to notify the Client of any claim or cause of action against GS arising out, relating to, or in connection with the Services provided by GS under this Agreement. The obligations set forth in this paragraph shall survive termination of this Agreement.

           E.  LATE PAYMENT
               Unless otherwise provided elsewhere herein, all invoices shall be due and paid by the Client within thirty (30) days after the date of invoice. Any payments which are not received by GS within that time will incur interest at the rate of one (1%) per month or at the legally permissible interest rate, whichever is lower.

           F.  ENTIRE AGREEMENT
               This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and may not be amended, modified and/or waived except in writing signed by both Parties. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

           G.  SEVERABILITY
               The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, all of which shall remain enforceable in accordance with their terms.

Georgeson Shareholder - New Jersey
Retainer Agreement
Liberty All-Star Equity Fund
March 22, 2002
Page 5


         H.    NOTICES
               Any notice or other communication to be given by either party hereto to the other party hereto shall be in writing and mailed by certified mail with return receipt requested to the party to be notified at its address set forth at the beginning of this Agreement (or at such different address as the party to receive the notice so designates by advance written notice to the other party).

           I.  GOVERNING LAW AND VENUE
               This Agreement shall be governed and interpreted by the laws of the State of Delaware, without giving effect to conflict of laws, rules or principles, and shall inure to the benefit of and be binding upon the successors and assigns of the Parties; provided that this Agreement may not be assigned by the Client without the express written consent of GS. This paragraph shall survive termination of this Agreement.

GEORGESON SHAREHOLDER                             LIBERTY ALL-STAR EQUITY FUND
                                                  ---------------------------
                                                  CLIENT

______________________                            ____________________________
Authorized Signature                              Authorized Signature

______________________                            ____________________________
Charlotte Brown                                   Name

______________________                            ____________________________
Vice President &                                  Title
  General Manager

______________________                            ____________________________
March 22, 2002                                    Date